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                                                                    EXHIBIT 23.3


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-84371) of SFX Entertainment, Inc. of our reports on the consolidated financial statements of PACE Entertainment Corporation and subsidiaries dated December 15, 1997 (except with respect to the matters discussed in Note 12, as to which the date is December 22, 1997) and Pavilion Partners dated December 15, 1997 (except with respect to the matters discussed in Note 11, as to which the date is December 22, 1997) which appears in the Current Report on Form 8-K of SFX Entertainment, Inc. dated April 14, 1999, and to all references to our Firm included in this registration statement.



/s/ ARTHUR ANDERSEN LLP


ARTHUR ANDERSEN LLP
Houston, Texas
August 6, 1999